EXHIBIT 99.1

AdStar Company Contact: Jeff Baudo, 310-577-8255, jbaudo@adstar.com

AdStar Media Contact: Kevin Wilson, 513.885.5520, kwilson@kevinwilsonpr.com

FOR IMMEDIATE RELEASE

AdStar Raises Approximately $595,000 from the Exercise of Warrants

MARINA DEL REY, Calif. – January 6, 2005 – AdStar, Inc. (Nasdaq: ADST, ADSTW) today announced that it has raised $594,872 from the exercise of 699,850 warrants at $0.85 per warrant. The warrants had been issued to Paulson Investment Company, or certain of its officers and employees, primarily as compensation for their services in prior securities offerings and originally had exercise prices ranging from $0.75 to $1.87 and expiration dates ranging from September 25, 2005 to March 31, 2009.

According to Leslie Bernhard, chief executive officer of AdStar, proceeds from the warrant exercise were primarily used to increase the company’s working capital, which had declined due to deposits and other expenses associated with proposed acquisitions and related expansion activities that had not been consummated by year-end 2004.

About AdStar, Inc.
AdStar, Inc. (Nasdaq: ADST — News, ADSTW — News) is the leading provider of e-commerce transaction software and services for the advertising and publishing industries. AdStar’s proprietary suite of e-commerce services includes remote ad entry software and web-based ad transaction services, as well as payment processing and content processing solutions that are provided through its Edgil Associates subsidiary, the industry’s largest supplier of automated payment processing services. AdStar’s ad transaction infrastructure powers classified ad sales for more than 40 of the largest newspapers in the United States, the Newspaper Association of America’s bonafideclassifieds.com, CareerBuilder, and a growing number of other online and print media companies. EdgCapture, Edgil’s automated payment process solution, is currently employed by call centers at more than 100 of the nation’s leading newspaper and magazines. AdStar is headquartered in Marina del Rey, Calif., and its Edgil office is located in North Chelmsford, Mass. For additional information on AdStar, Inc., visit www.adstar.com.

Forward Looking Statements
This release contains forward-looking statements concerning the business and products of the company. Actual results may differ from those projected or implied by such forward-looking statements depending on a number of risks and uncertainties including, but not limited to, the following: historical business has already matured, new online business is unproven and may not generate expected revenues, and Internet security risks. Other risks inherent in the business of the company are described in Securities and Exchange Commission filings, including the company’s annual report on Form 10-KSB. The company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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